Exhibit 99.

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

January 30, 2003

News Media & Financial Analyst Contact:

James A. Hughes, EVP

Chief Financial Officer

(908) 713-4306

Unity Bancorp Announces 5% Stock Dividend

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, announces that, on January 27, 2003, the Board of Directors declared a 5% common stock dividend, payable on March 12, 2003, to shareholders of record as of February 26, 2003.

“We have been extremely satisfied with the continued improvements we have been able to achieve both in revenue and earnings growth,” said Unity President and Chief Executive Officer, Anthony J. Feraro.  “Now that we have reported record earnings, it is time that we reward our loyal shareholders.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $433 million in assets and $383 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through 12 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release may contain certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.